Exhibit 99.1

Anika Therapeutics Reports First Quarter 2006 Financial Results

           WOBURN, Mass., April 25 /PRNewswire-FirstCall/ -- Anika Therapeutics, Inc. (Nasdaq: ANIK) today reported financial results for the first quarter ended March 31, 2006.

           Revenue
           Product revenue was $6,266,000 for the first quarter of 2006, versus $5,677,000 in the same period last year.  Licensing, milestone and contract revenue for the first quarter of 2006 was $687,000 compared with $1,614,000 in the first quarter of 2005.  Licensing, milestone and contract revenue in the first quarter of 2005 included $918,000 of contract revenue in connection with the company’s development and commercialization contract with OrthoNeutrogena for its hyaluronic acid-based cosmetic tissue augmentation product, which was terminated in the third quarter of 2005.  Total revenue for the first quarter of 2006 was $6,953,000 compared with $7,291,000 in the first quarter of 2005.

           Product Gross Margins
           Product gross margin for the first quarter of 2006 increased to 51% from 47% for the corresponding period in 2005.  The increase in product gross margin is due primarily to higher production volume and lower raw material prices during the first quarter of 2006 compared to the same period in 2005.

           Net Income
           Net income for the first quarter of 2006 was $881,000, or $0.08 per diluted share, compared with $1,202,000, or $0.11 per diluted share, for the same period last year.  The impact from the adoption of SFAS 123R reduced first quarter 2006 earnings per diluted share by $0.02.

           Operating Expenses
           Total operating expenses were $5,914,000 for the first quarter of 2006, compared with $5,485,000 in the first quarter of 2005.  The increase reflects $383,000 in stock-based compensation from adoption of SFAS 123R in the first quarter of 2006, as well as an increase in professional fees in selling, general & administrative expenses.

           Balance Sheet
           Anika’s cash and cash equivalents at March 31, 2006 were $44,460,000 compared with $44,747,000 at December 31, 2005. The company has no short or long term debt.  Capital expenditures for the first quarter of 2006 were $366,000, and primarily related to upgrading our manufacturing capabilities.

           First-Quarter Highlights and Outlook
           “During the first quarter, we grew product revenue 10 percent to a company-record $6.3 million,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer.  “This growth in product revenue reflected increased sales across all three of our product franchises.  We also reported strong product margins of 51% as a result of our product sales growth, coupled with our manufacturing efficiency initiatives.”

           “As we look forward to the remainder of 2006, we have three key goals. They include signing a worldwide marketing and distribution partner for our cosmetic tissue augmentation (CTA) product, obtaining approval for our PMA from the FDA to market our CTA product in the U.S., and driving domestic and international OrthoVisc sales,” concluded Sherwood.

           Conference Call Information
           The company will hold a conference call to review its financial results and business highlights on Wednesday, April 26, 2006, at 9:00 a.m. ET. In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners; and other business and financial matters affecting the company, which may contain information that has not been previously disclosed. To listen to the conference call, dial 888.396.2384 or 617.847.8711 and use the passcode 82755034 approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com. The call will be archived and accessible on the same Web site for six months shortly after the completion of the call.

           About Anika Therapeutics, Inc.
           Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (http://www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products for tissue protection and healing. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika products include OrthoVisc(R), a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek, and Hyvisc(R), a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc. Anika manufactures Amvisc(TM) and Amvisc Plus(TM), HA viscoelastic products for ophthalmic surgery. It also produces STAARVISC(TM)-II, which is distributed by STAAR Surgical Company and Shellgel(TM) for Cytosol Ophthalmics, Inc.

           The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) the company’s expectations regarding its cosmetic tissue augmentation product, (ii) its plans to seek a worldwide marketing and distribution partner for its cosmetic tissue augmentation product, (iii) its goal to obtain U.S. marketing approval for its cosmetic tissue augmentation product, and (iv) its goal to drive domestic and international OrthoVisc sales.  These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks, uncertainties and other factors. The company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the company’s efforts to improve the financial performance of its core business; (iii) the company’s research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the company’s competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, including the risk that the company will be unable to secure a marketing and distribution partner for its cosmetic tissue augmentation product or that any such marketing and distribution arrangement will be on terms unfavorable to the company, (iii) new distribution arrangements, including the agreement with DePuy Mitek pertaining to ORTHOVISC(R), will not result in meaningful sales of the company’s products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company’s product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including continued classification by CMS of ORTHOVISC under a miscellaneous J-code for Medicare/Medicaid reimbursement, could have a material adverse effect on our results of operations, or (viii) increased sales of the company’s products, including HYVISC(R), ORTHOVISC(R), or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company’s business and operations. Certain other factors that might cause the company’s actual results to differ materially from those in the forward- looking statements include those set forth under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as those described in the company’s other press releases and SEC filings.

           Contacts:
           Anika Therapeutics, Inc.
           Charles H. Sherwood, Ph.D., CEO
           Kevin W. Quinlan, CFO
           (781) 932-6616

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended March 31,

	2006	2005

Product revenue	$6,265,833	$5,676,937
Licensing, milestone and contract revenue	687,127	1,614,350
Total revenue	6,952,960	7,291,287
Operating expenses:
Cost of product revenue	3,047,818	2,993,964
Research & development	1,076,792	1,199,209
Selling, general & administrative	1,788,999	1,292,075
Total operating expenses	5,913,609	5,485,248
Income from operations	1,039,351	1,806,039
Interest income	461,074	212,209
Income before income taxes	1,500,425	2,018,248
Income tax expense
Provision for income taxes	619,676	816,008
Net income	$880,749	$1,202,240
Basic net income per share:
Net income	$0.08	$0.12
Basic weighted average common shares outstanding	10,526,672	10,269,389
Diluted net income per share:
Net income	$0.08	$0.11
Diluted weighted average common shares outstanding	11,218,360	11,264,595

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$44,459,721	$44,746,656
Accounts receivable, net	2,240,377	2,066,240
Inventories	3,500,983	3,270,678
Current portion deferred income taxes	1,301,085	1,301,085
Prepaid expenses	635,701	1,025,481
Total current assets	52,137,867	52,410,140
Property and equipment, at cost	12,315,696	11,949,439
Less: accumulated depreciation	(9,940,268)	(9,853,177)
	2,375,428	2,096,262
Long-term deposits	143,060	143,060
Deferred income taxes	8,036,426	7,968,481
Total Assets	$62,692,781	$62,617,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$789,335	$1,277,782
Accrued expenses	1,200,957	1,718,916
Deferred revenue	2,767,861	2,830,046
Total current liabilities	4,758,153	5,826,744
Long-term deferred revenue	18,225,000	18,900,000
Stockholders’ equity
Preferred stock	—	—
Common stock	105,724	105,004
Additional paid-in-capital	35,209,841	34,272,881
Retained earnings	4,394,063	3,513,314
Total stockholders’ equity	39,709,628	37,891,199
Total Liabilities and Stockholders’ Equity	$62,692,781	$62,617,943

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data --
(unaudited)

Product Gross Margin and Revenue by Product Line

	Quarter Ended March 31,

	2006	% Ttl	2005	%Ttl

Ophthalmic Products	$2,937,170	47%	$2,768,655	49%
ORTHOVISC	2,641,423	42%	2,401,380	42%
HYVISC	687,240	11%	506,902	9%
Total product revenue	$6,265,833	100%	$5,676,937	100%
Product gross profit	$3,218,015		$2,682,973
Product gross margin	51%		47%

Product Revenue by Geography

	Quarter Ended March 31,

	2006	% Ttl	2005	% Ttl

Domestic	$3,900,824	62%	$3,574,832	63%
International	2,365,009	38%	2,102,105	37%
Total product revenue	$6,265,833	100%	$5,676,937	100%

           We believe that it is useful to investors to review information concerning the company’s results of operations on both a GAAP basis and a non-GAAP basis that excludes stock-based compensation expense under FAS 123(R).  This measure should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“GAAP”) such as net income and earnings per share and should not be considered a measure of our liquidity.  In addition, our non-GAAP financial measure may not be comparable to similar measures reported by other companies.

           The following table reconciles non-GAAP financial measures used in this release to the most comparable GAAP measure for the respective periods:

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures
(unaudited)

	Quarter Ended March 31,

	2006	2005

Diluted net income per share	$0.08	$0.11
Stock-based compensation	0.02	—
Proforma diluted net income per share	$0.10	$0.11

SOURCE  Anika Therapeutics, Inc.
          -0-                             04/25/2006
           /CONTACT:  Charles H. Sherwood, Ph.D., CEO or Kevin W. Quinlan, CFO of Anika Therapeutics, Inc., +1-781-932-6616/
           /Web site:  http://www.anikatherapeutics.com /
           (ANIK)